EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES SECOND QUARTER 2005 RESULTS

Second quarter net revenues increase 14 percent over prior year quarter to approximately $34.5 million
Second quarter income from operations grows 29 percent over prior year quarter

Announces appointment of Chief Operating Officer

ALPHARETTA, GA, August 4, 2005 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry, today announced results for the second quarter and six months ended June 30, 2005.

Highlights from the second quarter and first six months of 2005 include:

o	Second quarter net revenues increased 14.4 percent over the second quarter of 2004 to $34.5 million; year-to-date net revenues increased 14.8 percent over first six months of 2004 to $68.2 million;

o	Income from operations increased 29.0 percent over the second quarter of 2004 to $2.5 million and 36.4 percent over the first six months of 2004 to $5.2 million;

o	Operating income margin improved to 7.2 percent of net revenues for the second quarter of 2005 and to 7.6 percent of net revenues for the first six months of 2005 from 6.4 percent in the second quarter and first six months of 2004;

o	Net income for the second quarter and first six months of 2005 was $2.2 million, or $0.05 per diluted share, and $4.3 million, or $0.10 per diluted share, respectively.

Second quarter 2005 net revenues increased $4.3 million, or 14.4 percent, over the second quarter of 2004 to $34.5 million and generated gross profit of $13.5 million, as compared to $11.8 million in the second quarter of 2004. Income from operations for the second quarter of 2005 increased 29.0 percent to $2.5 million, or 7.2 percent of net revenues, as compared to $1.9 million, or 6.4 percent of net revenues, in the second quarter of 2004.

In the second quarter of 2005, the Company earned net income of $2.2 million, or $0.05 per diluted share, including disposition losses of approximately $156 thousand related to the closure of the Company’s Gurnee, IL manufacturing operations. These earnings represent a 30.0 percent increase over net income of $1.7 million, or $0.04 per diluted share, reported for the second quarter of 2004.

For the six months ended June 30, 2005, the Company’s earnings rose 25.9 percent to $4.3 million, or $0.10 per diluted share, on revenues of $68.2 million, as compared to net income of $3.4 million, or $0.08 per diluted share, on revenues of $59.5 million for the same 2004 period. Gross profit for the first six months of 2005 increased by $3.9 million to $27.2 million, or 39.9 percent of net revenues, from $23.3 million, or 39.2 percent of net revenues, for the first six months of 2004. Income from operations for the first six months of 2005 increased 36.4 percent, or $1.4 million, over the first six months of 2004. Foreign currency exchange losses in the first six months of 2005 totaled approximately $290 thousand, net of income taxes of $133 thousand.

At June 30, 2005, the Company had cash and investments of approximately $7.8 million and working capital (current assets minus current liabilities) of $51.5 million. At June 30, 2005, the Company had reduced its borrowings under its credit facility to approximately $2.0 million and had additional borrowing availability of approximately $16 million.

Commenting on the quarter, Dan R. Lee, President and CEO, said, “Microtek’s healthcare revenues demonstrated above-market growth rates for the second quarter and first six months of 2005 of 14.1 percent and 15.7 percent, respectively. A significant portion of our revenue growth this year was achieved by our international business which grew approximately 105 percent over the first six months of 2004. Additionally, our OEM business demonstrated a strong 12 percent quarter-over-quarter revenue improvement and a 3 percent improvement in the year-to-date period. Our domestic branded business has not enjoyed the strong growth demonstrated in our international and OEM businesses this year. Domestic branded revenues in 2005 are slightly behind 2004 due primarily to a decrease in kitpacker revenues attributable to the consolidation of two large kit companies in 2004.”

Mr. Lee continued, “In the first six months of 2005, our gross margin dollars increased 16.7 percent, and our year-to-date gross margin percentage improved slightly over the first six months of 2004. This, combined with a slight improvement in our operating expense margin, led to more than 36 percent growth in operating income and a 26 percent improvement in net income through the first six months of 2005 as compared to the first half of 2004. These results were achieved during a period when we were aggressively involved in closing our Gurnee, Illinois facilities, a process that is necessarily expensive and time consuming, and while we faced considerable foreign currency pressures, both with the Dominican peso and the EURO, which significantly offset the successes of a number of cost reduction programs already in place. In light of these pressures and our changing sales mix, our ability to maintain and improve our gross, operating and net income margins in the second quarter and year-to-date periods is a considerable accomplishment.”

Mr. Lee stated, “While we are pleased with our quarter and year-to-date performance in 2005 versus the prior year periods, our results through the first six months of 2005 have not met our expectations. Our year-to-date operating income and net income margins, while strong as compared to the first six months of 2004, were negatively impacted by our changing sales mix. Secondly, the strength of the Dominican peso against the U.S. dollar further pressured our gross margins versus our plan for 2005 and masked the accomplishments of an otherwise successful period. For these reasons, we are revising our previously announced guidance for the full year of 2005.”

The Company announced revised guidance for the full year of 2005. The Company’s revised guidance for 2005 forecasts net revenues in the range of $137 million to $138 million and earnings of approximately $0.20 per diluted share. This guidance excludes the effect of any future deferred income tax benefits or any potential future acquisitions. The Company’s net revenues for the year ended December 31, 2004 were $126.6 million and earnings for 2004 were $0.22 per diluted share, including $0.04 cents per diluted share due to deferred income tax benefits.

Mr. Lee continued, “Our management team recognizes that improving the revenue contribution from our branded business and continuing the successes of our international and OEM businesses in the second half of 2005 are essential to achieving our goals. We are working diligently to improve the performance of our branded business, and we have already implemented a number of company-wide initiatives to increase revenues, especially in the branded channel, sustain gross margin improvements and further control operating costs.”

Mr. Lee concluded, “To assist us in the achievement of these objectives, we have recently appointed Mark J. Alvarez to the previously vacant position of Chief Operating Officer, effective August 1, 2005. Mark comes to Microtek with more than 22 years of proven leadership in operations, sales and marketing, most recently as President of Recall North America, a document management solutions leader with 2,000 employees across 150 facilities in the U.S., Canada and Mexico. Prior to Recall, Mark spent 19 years in various management and leadership positions with the GE Company, including 14 years with GE Medical Systems. We have been searching for a candidate of Mark’s caliber for the position of COO for more than a year and expect that he will provide our sales and operations teams with essential direction and focus as we further execute our plan. I am very excited that Mark has agreed to join our executive management team, and I am confident in his ability to lead in the best interest of our employees, our customers and partners, and our shareholders.”

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Thursday, August 4, 2005. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on August 11, 2005 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID #160590.

Actual Results Could Differ From Forward-Looking Statements:  This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s forecasted revenues and forecasted earnings per share for 2005, the Company’s ability to improve the revenue contribution from its branded business and continue the successes of its international and OEM businesses in the second half of 2005, the Company’s ability to implement company-wide initiatives to increase revenues, especially in its branded channel, sustain gross margin improvements and further control operating costs, the abilities of the Company’s newly appointed Chief Operating Officer to provide the Company’s sales and operations teams with essential direction and focus and to lead in the best interest of the Company’s employees, customers and partners and shareholders. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including, without limitation, the risks described in Risk Factors under the captions: “Low Barriers to Entry for Competitive Products”, “Potential Erosion of Profit Margins”, “Reliance upon Distributors”, “Small Sales and Marketing Force”, “Disruption of Sales and Marketing Group”, “Reliance upon Large Customers”, “Risks of Completing Acquisitions”, “Risks of Successfully Integrating Acquisitions”, “Reliance on International Operations”, “Reliance upon Microtek”, “Reliance upon Licensee for OTI’s Operating Results”, “Dependence on Key Personnel”, “Competition”, “Product Liability”, “Regulatory Risks”, “Risks of Obsolescence”, “Risks Affecting Protection of Technologies”, “Stock Price Volatility”, “Risks of Accounting for Income Taxes”, “Foreign Currency Risks”, “Risks for Increases in Costs of Raw Materials and Distribution Expenses” and “Anti-takeover Provisions”. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations    InvestorRelations@microtekmed.com

– Tables Follow –

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights

(in thousands, except for per share data)	Three months ended June 30		Six months ended June 30
	2005	2004	2005	2004
Net revenues	$34,506	$30,157	$68,249	$59,454
Gross profit	13,474	11,784	27,218	23,332
Operating expenses:
Selling, general and administrative	10,384	9,459	20,933	18,725
Research and development	218	246	471	508
Amortization of intangibles	237	158	483	306

Total operating expenses	10,839	9,863	21,887	19,539

Loss on dispositions	(156)	--	(156)	--

Income from operations	2,479	1,921	5,175	3,793
Interest expense, net	(27)	(56)	(86)	(110)
Other income (expense), net	(17)	22	(288)	24

Income before income taxes	2,435	1,887	4,801	3,707

Income tax expense	(236)	(195)	(501)	(291)

Net income	$2,199	$1,692	$4,300	$3,416

Net income per share - basic and diluted	$0.05	$0.04	$0.10	$0.08

Weighted average shares outstanding - basic	43,301	42,974	43,273	42,874
Weighted average shares outstanding - diluted	44,432	44,571	44,440	44,529

Balance Sheet Data:	June 30, 2005	December 31, 2004
Cash and cash equivalents	$7,788	$8,964
Other current assets	57,035	55,366

Total current assets	64,823	64,330
Total assets	$130,092	$131,069

Current liabilities	$13,281	$15,511
Long-term debt	2,236	4,984
Other liabilities	2,208	1,931

Total liabilities	17,725	22,426
Shareholders' equity	112,367	108,643

Total liabilities and shareholders' equity	$130,092	$131,069